COMPUTATION OF PERFORMANCE QUOTATIONS

AVERAGE ANNUAL TOTAL RETURN

         Average annual total return is computed by finding the average annual compounded rates of return over the periods indicated in the advertisement that would equate the initial amount invested to the ending redeemable value, according to the following formula:


          P(1+T)n = ERV

Where:    P      =    a hypothetical initial payment of $1,000;

          T      =    average annual total return;
          n      =    number of years; and
          ERV    =    ending redeemable value at the end of the period of a
                      hypothetical $1,000 payment made at the beginning of such period.

This calculation deducts the maximum sales charge from the initial hypothetical $1,000 investment, assumes all dividends and other distributions are reinvested at net asset value on the appropriate reinvestment dates as described in the Prospectus, and includes all recurring fees, such as investment advisory and management fees, charged to all shareholder accounts.


CUMULATIVE TOTAL RETURN

         Cumulative total return is calculated by finding the cumulative compounded rate of return over the period indicated in the advertisement that would equate the initial amount invested to the ending redeemable value, according to the following formula:


                                                 CTR=( ERV-P )100
                                                         P

CTR      =   Cumulative total return

ERV      =   ending redeemable value at the end of the period of a hypothetical
             $1,000 payment made at the beginning of such period

P        =   initial payment of $1,000


This calculation deducts the maximum sales charge from the initial hypothetical $1,000 investment, assumes all dividends and other distributions are reinvested at net asset value on the appropriate reinvestment dates as described in the Prospectus, and includes all recurring fees, such as investment advisory and management fees, charged to all shareholder accounts.